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                          SALARY CONTINUATION AGREEMENT


This Agreement entered into this __th day of ____, between Motor Cargo, a corporation having its principal place of business at North Salt Lake, Utah, (hereinafter called the "Company"); and _________________ (hereinafter called "Executive").

WITNESSETH:

WHEREAS, Executive has been employed by the Company since April 1, 1987, in the capacity of ____________________________ and by reason hereof has acquired experience and knowledge of considerable value to the Company; and

WHEREAS, the Company wishes to offer an inducement to Executive to remain in its employ by compensating him beyond his regular salary for services which he has rendered or will hereafter render; and

WHEREAS, Executive is willing to continue in the employ of the Company until his retirement;

NOW THEREFORE, it is mutually agreed as follows:

1) The Company hereby employs Executive in the capacity of ______________ of Operations, commencing with the date of this Agreement, and Executive hereby accepts such employment, the conditions of which are hereinafter set forth in this Agreement.

2) As compensation for his services the Company hereby agrees to pay Executive, and Executive hereby agrees to accept from the Company, a yearly salary to be determined by the Board of Directors of the Company.

3) If Executive remains in the continuous employ of the Company, he shall retire from active employment with the Company on the first day of the calendar month following the month in


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   which he reaches age sixty-five (65), unless by action of the Board of
   Directors his period of active employment shall be shortened or extended.

4) Upon said retirement the Company, commencing with the first day of the month following the date of such retirement, shall pay Executive the sum of $17,000 per annum. No payments shall be made to Executive during his lifetime until the first day of the calendar month following the month in which Executive reaches age sixty-five (65). Payments of the sum specified shall be made in 120 equal monthly payments.

   Notwithstanding the above, should Executive's employment terminate before retirement for any reason (except for death or disability which is covered in paragraphs five (5) and six (6) below) the Corporation agrees to pay to Executive the actuarial equivalent of the sum of $17,000 per year for every year Executive was employed under this Agreement. This payment is to be made in monthly payments commencing on the first month after which Executive's employment terminates. The actuarial equivalent shall be calculated assuming a pay-out period of 120 months.

5) In the event the Executive should die prior to attaining age sixty-five (65), the Company agrees to pay the Executive's said wife and/or to such other persons as the Executive may have designated, the sum of $201,000. Said payments shall commence on the first day of the month following Executive's death and shall be made in 120 equal monthly installments until Executive's designated beneficiary has received the sum total to which he was entitled under the terms of this paragraph.

6) The Company agrees that if Executive, prior to attaining age sixty-five (65) becomes totally disabled as the result of bodily injury or disease so that he is prevented, thereby, from engaging in any business or occupation and performing any work for compensation, the


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   Company will pay to the Executive the sum of $2,500.00 per month to age sixty-five (65). In the event Executive shall become disabled prior to June 8, 1992; the Retirement benefit, defined in paragraph four (4) of this contract, shall be specified as $1,675.00 for 60 months. Retirement benefit shall commence on the first day of the month following the date of Executive's sixty-fifth (65th) birthday. Said disability payments shall commence on the first day of the month following notification that such disability has continued uninterrupted for a period of three (3) months, and said payment shall be $2,500.00 as equal monthly installments until Executive has received the sum total to which he was by contract entitled under the terms of this paragraph.

7) In the event Executive should die while receiving payments under paragraphs four (4) or six (6) above, the Company shall continue such payments to the Executive's wife and/or to such other persons as the Executive may have designated.

8) The benefits provided hereunder shall be in addition to Executive's annual salary as determined by the Board of Directors of the Company and shall not affect the right of Executive to participate in any current of future Company Retirement Plan or in any supplemental compensation arrangement which constitutes a part of the Company's regular compensation structure.

9) It is agreed that neither Executive, nor his wife, nor any other designee, shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder which payments and the right thereto are expressly declared to be nonassignable and nontransferable; and, in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.


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10) If the Company shall acquire an insurance policy or annuity contract or any other asset in connection with the liabilities assumed by it hereunder it is expressly understood and agreed that neither Executive nor any beneficiary of Executive shall have any right with respect to, or claim against, such policy or other asset except as expressly provided by the terms of such policy or in the title to such other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of Executive or his beneficiaries or to be held in any way as collateral security for the fulfillment of the obligations of the Company under this Agreement except as may be expressly provided by the terms of such policy or title to such other asset. It shall be and remain a general, unpledged, unrestricted asset of the Company.

11) The Company agrees that it will not merge or consolidate with any other company or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing company or other organization shall expressly assume all obligations and liabilities herein set forth.

12) This Agreement may be revoked or amended in whole or in part by a writing signed by both of the parties hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its Corporation Name by its duly authorized officer, and impressed with its corporate seal, attested


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by its Secretary, and Executive has hereunto set his hand and seal, all on the day and year first above written.


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MOTOR CARGO


                                                                          (SEAL)


                                              ATTEST
                                                    ----------------------------
                                                        Secretary

Executive
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